Exhibit 99.2

Team Health Holdings, Inc. Closes Secondary Offering of Common Stock

KNOXVILLE, Tenn. – September 18, 2012 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH) announced today that its previously announced secondary offering closed on September 17, 2012. 8,000,000 shares of TeamHealth’s common stock were sold by its principal stockholder, Ensemble Parent LLC, an investment fund affiliated with The Blackstone Group L.P. TeamHealth did not receive any proceeds from the sale of shares in the offering.

BofA Merrill Lynch acted as underwriter for the offering.

This offering was made solely by means of a prospectus, copies of which may be obtained from: BofA Merrill Lynch, 222 Broadway, 7th Floor, New York, NY 10038, attention: Prospectus Department, or e-mail dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TeamHealth

TeamHealth is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its multiple service lines located in 17 regional sites, TeamHealth’s more than 8,300 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 790 civilian and military hospitals, clinics, and physician groups in 47 states.